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EXHIBIT 99.1

REGAL ENTERTAINMENT GROUP RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Cash Provided by Operating Activities and Operating Income to EBITDA to Net Income
(dollars in millions)

	Quarter Ended
					Four Quarters Ended June 26, 2003
	September 26, 2002	December 26, 2002	March 27, 2003	June 26, 2003
Net cash provided by operating activities	$63.2	$138.1	$77.3	$162.7	$441.3
Changes in working capital items and other	14.1	(71.6)	(4.7)	(69.4)	(131.6)

Operating income	77.3	66.5	72.6	93.3	309.7
Depreciation and amortization	35.5	35.9	35.9	39.3	146.6
Minority interest and other expense (income), net	(2.4)	1.3	(0.2)	(0.1)	(1.4)

EBITDA	110.4	103.7	108.3	132.5	454.9
Depreciation & amortization	35.5	35.9	35.9	39.3	146.6
Interest expense, net	15.0	14.9	13.7	15.4	59.0
Provision for income taxes	23.8	21.2	23.4	30.7	99.1

Net income	$36.1	$31.7	$35.3	$47.1	$150.2

Reconciliation of EBITDA to Adjusted EBITDA (dollars in millions)

EBITDA	$110.4	$103.7	$108.3	$132.5	$454.9
Loss (gain) on disposal and impairment of operating assets	3.2	3.0	(2.6)	0.9	4.5
Merger and restructuring expenses and amortization of deferred stock compensation	3.4	2.4	2.2	2.6	10.6
Minority interest and other expense (income), net	2.4	(1.3)	0.2	0.1	1.4

Adjusted EBITDA(1)	$119.4	$107.8	$108.1	$136.1	$471.4

(1)
Adjusted EBITDA (income from operations before depreciation and amortization expense, merger and restructuring expenses and amortization of deferred stock compensation, (gain) loss on disposal and impairment of operating assets, minority interest in earnings of consolidated subsidiaries and other expense (income), net) was approximately $471.4 million, or 20.5% of total revenue for the four quarters ended June 26, 2003. We believe Adjusted EBITDA provides a useful measure of cash flows from operations for our investors because Adjusted EBITDA is an industry comparative measure of cash flows generated by our operations prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess the performance of our Company. Adjusted EBITDA is not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by Adjusted EBITDA are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

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  EXHIBIT 99.1